Exhibit 99.1
Date: October 29, 2009

Media Contact:	William H. Galligan bgalligan@kcsouthern.com	Phone: 816/983-1551
Kansas City Southern Reports Third Quarter 2009 Earnings per Share
of $0.27 on Recovering Volumes and Cost Controls; Operating Income
Nearly Doubles from Previous Quarter
Third Quarter Highlights
•	EPS of $0.27 compared to $0.07 in second quarter 2009

•	Operating expenses of $301.7 million, a modest increase over second quarter 2009

•	Operating income of $84.4 million almost double that of second quarter 2009

•	Operating ratio of 78.1%, compared with 87.3% in second quarter 2009
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported third quarter 2009 revenues of $386.1 million compared with $491.5 million in the third quarter of 2008. While all commodity groups experienced revenue declines in the third quarter compared to a year ago, every commodity group recorded higher revenues on a sequential basis from the second quarter, reflecting a gradually improving business environment. Third quarter revenues were up 13% from second quarter 2009 and carloadings were up 12% over the same time period.
Continued emphasis on controlling costs contributed to the improved profitability as volumes rebounded in the third quarter over second quarter. Overall operating costs were down 21% in the third quarter of 2009 compared with the same period in 2008. Compensation and benefits expense declined 10% in the third quarter compared to third quarter 2008. Purchased services declined 29% in the quarter primarily due to the partial cancellation of a contract which resulted in recognition of a one-time $6 million deferred credit, and the renegotiation of other contracts which will provide recurring savings. Fuel expense was down 45% as a result of a large drop in fuel prices year over year as well as reduced consumption. Casualties and insurance experienced a decrease of 48% compared to third quarter 2008 due to fewer accidents and higher expense in 2008 related to hurricane damage. Equipment costs and materials & other each decreased 6%. Due to growth in the capital base, depreciation and amortization expense increased 5%.
Operating income for the third quarter of 2009 was $84.4 million, compared with $111.0 million in 2008. The third quarter operating ratio was 78.1%, compared with 77.4% in the third quarter of 2008. Second quarter 2009 operating ratio was 87.3%.
KCS recorded net income of $25.8 million, or $0.27 per diluted share for the third quarter of 2009, compared with net income of $48.9 million, or $0.52 per share in the third quarter of 2008.

Comments from the Chairman
“KCS’s third quarter results confirmed comments made by management during the second quarter earnings call that the company believed it was beginning to experience a gradually improving business environment. That KCS recorded sequential volume improvement of 12% and revenue growth of 13% provide reason to believe that at least we are seeing some signs of a modest recovery.
“The impact of a gradually improving business environment was further strengthened by consistently strong operations and across-the-board expense controls. Sequentially, as volumes and revenues improved, operating expenses increased only slightly. As a result, operating income nearly doubled in the third quarter and the operating ratio improved over nine points from the preceding quarter.
“As encouraging as KCS’ third quarter results are, management recognizes there is much work yet to be done to get the company’s revenues and earnings back to pre-recession levels. However, the company’s mix of new and expanded business opportunities, coupled with a continued commitment to efficient operations and cost controls, provides KCS with the resources to build upon the operational and financial leverage achieved in the third quarter and to bring back volumes at a rate above our historical experience.”
Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.
This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern
Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
Revenues	$386.1	$491.5	$1,073.4	$1,428.3

Operating expenses:
Compensation and benefits	83.4	93.1	240.5	291.3
Purchased services	36.4	51.0	126.9	155.7
Fuel	49.7	90.1	133.2	259.0
Equipment costs	41.8	44.6	122.1	135.4
Depreciation and amortization	44.8	42.7	139.5	123.2
Casualties and insurance	12.0	23.3	32.2	60.5
Materials and other	33.6	35.7	102.7	104.2

Total operating expenses	301.7	380.5	897.1	1,129.3

Operating income	84.4	111.0	176.3	299.0

Equity in net earnings of unconsolidated affiliates	1.9	5.0	4.9	13.8
Interest expense	(41.2)	(35.5)	(128.4)	(102.7)
Debt retirement costs	—	—	(5.9)	(5.6)
Foreign exchange gain (loss)	(1.5)	(7.5)	(0.6)	0.7
Other income, net	0.3	3.8	4.7	7.0

Income before income taxes and noncontrolling interest	43.9	76.8	51.0	212.2
Income tax expense	14.9	25.1	16.9	67.2

Net income	29.0	51.7	34.1	145.0
Noncontrolling interest	0.4	0.1	0.8	0.3

Net income attributable to Kansas City Southern and subsidiaries	28.6	51.6	33.3	144.7
Preferred stock dividends	2.8	2.7	8.3	12.4

Net income available to common shareholders	$25.8	$48.9	$25.0	$132.3

Earnings per share:
Basic earnings per share	$0.27	$0.55	$0.27	$1.62

Diluted earnings per share	$0.27	$0.52	$0.27	$1.46

Average shares outstanding (in thousands):
Basic	94,683	88,400	92,462	81,618
Potentially dilutive common shares	560	10,518	496	17,375

Diluted	95,243	98,918	92,958	98,993

Kansas City Southern
Revenues & Carloads/Units By Commodity — Third Quarter 2009 and 2008

							Revenue per
	Revenues			Carloads and Units			Carload/Unit
	(in millions)			(in thousands)
	Third Quarter		%	Third Quarter		%	Third Quarter		%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
Chemical & Petroleum
Agri Chemicals	$5.9	$6.5	(9%)	4.6	4.7	(2%)	$1,283	$1,383	(7%)
Other Chemicals	38.8	41.2	(6%)	25.5	25.7	(1%)	1,522	1,603	(5%)
Petroleum	22.3	24.3	(8%)	18.3	14.8	24%	1,219	1,642	(26%)
Plastics	21.6	20.3	6%	16.3	14.6	12%	1,325	1,390	(5%)

Total	88.6	92.3	(4%)	64.7	59.8	8%	1,369	1,543	(11%)

Industrial & Consumer Products
Forest Products	44.4	63.3	(30%)	30.2	40.3	(25%)	1,470	1,571	(6%)
Metals & Scrap	22.9	48.2	(52%)	15.9	29.7	(46%)	1,440	1,623	(11%)
Other	19.1	27.0	(29%)	20.5	24.5	(16%)	932	1,102	(15%)

Total	86.4	138.5	(38%)	66.6	94.5	(30%)	1,297	1,466	(12%)

Agriculture & Minerals
Grain	49.9	66.9	(25%)	31.0	38.2	(19%)	1,610	1,751	(8%)
Food Products	27.4	26.1	5%	14.8	15.1	(2%)	1,851	1,728	7%
Ores & Minerals	11.1	15.2	(27%)	11.0	14.6	(25%)	1,009	1,041	(3%)
Stone, Clay & Glass	5.4	7.6	(29%)	3.9	4.9	(20%)	1,385	1,551	(11%)

Total	93.8	115.8	(19%)	60.7	72.8	(17%)	1,545	1,591	(3%)

Coal
Unit Coal	42.8	46.1	(7%)	71.2	67.0	6%	601	688	(13%)
Other Coal	6.4	11.2	(43%)	9.5	13.3	(29%)	674	842	(20%)

Total	49.2	57.3	(14%)	80.7	80.3	—	610	714	(15%)

Intermodal	38.3	43.3	(12%)	135.8	136.8	(1%)	282	317	(11%)

Automotive	14.2	25.1	(43%)	14.0	21.5	(35%)	1,014	1,167	(13%)

TOTAL FOR COMMODITY GROUPS	370.5	472.3	(22%)	422.5	465.7	(9%)	$877	$1,014	(14%)

Other Revenue	15.6	19.2	(19%)

TOTAL	$386.1	$491.5	(21%)

Kansas City Southern
Revenues & Carloads/Units By Commodity — Year to Date September 30, 2009 and 2008

							Revenue per
	Revenues			Carloads and Units			Carload/Unit
	(in millions)			(in thousands)
	Year to Date		%	Year to Date		%	Year to Date		%
	2009	2008	Change	2009	2008	Change	2009	2008	Change
Chemical & Petroleum
Agri Chemicals	$16.3	$18.7	(13%)	12.9	13.8	(7%)	$1,264	$1,355	(7%)
Other Chemicals	104.2	117.8	(12%)	69.9	78.7	(11%)	1,491	1,497	—
Petroleum	60.7	73.4	(17%)	49.9	47.8	4%	1,216	1,536	(21%)
Plastics	58.1	63.0	(8%)	46.2	45.7	1%	1,258	1,379	(9%)

Total	239.3	272.9	(12%)	178.9	186.0	(4%)	1,338	1,467	(9%)

Industrial & Consumer Products
Forest Products	124.0	183.0	(32%)	87.9	124.2	(29%)	1,411	1,473	(4%)
Metals & Scrap	70.5	135.2	(48%)	51.2	88.0	(42%)	1,377	1,536	(10%)
Other	57.2	84.2	(32%)	58.4	78.4	(26%)	979	1,074	(9%)

Total	251.7	402.4	(37%)	197.5	290.6	(32%)	1,274	1,385	(8%)

Agriculture & Minerals
Grain	139.9	201.9	(31%)	95.8	118.7	(19%)	1,460	1,701	(14%)
Food Products	72.5	74.8	(3%)	42.2	44.5	(5%)	1,718	1,681	2%
Ores & Minerals	30.4	44.5	(32%)	33.6	42.9	(22%)	905	1,037	(13%)
Stone, Clay & Glass	15.0	21.1	(29%)	10.6	14.1	(25%)	1,415	1,496	(5%)

Total	257.8	342.3	(25%)	182.2	220.2	(17%)	1,415	1,554	(9%)

Coal
Unit Coal	118.6	121.3	(2%)	196.9	182.2	8%	602	666	(10%)
Other Coal	20.7	31.1	(33%)	29.7	39.6	(25%)	697	785	(11%)

Total	139.3	152.4	(9%)	226.6	221.8	2%	615	687	(10%)

Intermodal	101.1	119.4	(15%)	366.7	388.4	(6%)	276	307	(10%)

Automotive	32.7	85.5	(62%)	32.5	76.3	(57%)	1,006	1,121	(10%)

TOTAL FOR COMMODITY GROUPS	1,021.9	1,374.9	(26%)	1,184.4	1,383.3	(14%)	$863	$994	(13%)

Other Revenue	51.5	53.4	(4%)

TOTAL	$1,073.4	$1,428.3	(25%)